Exhibit 99.1

Luminar Reports Strong Q4’24 Business Update & Financials
Q4 Revenue Up 45% QoQ, Exceeding Forecasts; Gross Margin & OpEx Improvements
Secured New Contract with Industrial OEM & Luminar Halo Development Contract for Leading Auto OEM

Orlando, Fla. — March 20, 2025 — Today, Luminar (NASDAQ: LAZR), a leading global automotive technology company, provided its quarterly business update and financial results for the fourth quarter and full year of 2024. These results and related commentary were published in a Presentation available on its Investor Relations website at
https://investors.luminartech.com.
“This past year represents a culmination of a decade’s worth of work with the launch of the Volvo EX90 - the first global production vehicle with leading technologies like Luminar and NVIDIA,” said Austin Russell, Founder and CEO. “We delivered a strong finish to 2024, achieving our key business milestones and outperforming our financial expectations in Q4. We’re off to the races in 2025 by successfully transitioning key customers to Luminar Halo and securing new contracts, and expect LiDAR shipments to at least triple as more Luminar-equipped cars hit the road and we launch on additional models. Going forward, we’ll also be unifying our product portfolio around Halo, allowing us to streamline the business for further efficiency, faster execution, and exponential growth.”
2024 Business Milestones:
Luminar achieved the following business milestones outlined at the beginning of 2024.
1.Pass final Run at Rate production audit ahead of Volvo start of production (SOP); Achieve global SOP & ramp with Volvo.
•Achieved. Luminar passed the final Run at Rate production audit and achieved SOP with Volvo in Q2’24. The company continues to meet all key deliverables for the Volvo EX90 production ramp. In Q3’24, Luminar also announced the Volvo ES90 as the second model to feature Luminar’s technology.
2.Launch facility with TPK Group for additional capacity and improved cost.
•Achieved. In Q1’24, the TPK facility in Asia commenced production of certain Iris sub-assemblies and components to improve sensor economics. In Q2’24, Luminar also launched an expanded partnership with TPK to substantially reduce the cost of industrialization and transition further to an asset-light model, including building out a pilot line at the facility for sample production.
3.Unveil next-generation LiDAR; Deliver samples to customers.
•Achieved. Luminar Halo was unveiled in Q2’24, offering step-function improvements in performance, integration, and cost versus Iris. The company demonstrated Luminar Halo’s capabilities for customers throughout the year and delivered prototype samples to select customers for evaluation of certain performance specifications. Luminar also generated its first point cloud from Luminar Halo in Q3’24.
4.Expand ecosystem around LiDAR (e.g. Semiconductors, AI Engine, Software, Insurance).
•Achieved. Luminar Semiconductor continued its vertical integration strategy with the acquisition of EM4 to expand from chips to modules. In Q2’24, Luminar launched its Sentinel software[1] solution and shipped evaluation kits to customers through year-end.
2025 Business Milestones:
Luminar outlined the following business milestones to be achieved by year-end 2025.
1.Series Production: Ramp series production volume at least 3x year-over-year; Drive economies of scale; Launch additional vehicle models.
2.Next-Generation Technology: Progress on Luminar Halo milestones in customer development contracts for SOP.
3.Business Model: Streamline Luminar’s operations with customer transitions to a singular technology platform (Luminar Halo) to drive efficient execution, reduced costs, and accelerated path to profitability.
Webcast Details:
Founder and CEO Austin Russell and CFO Tom Fennimore will host a video webcast, featuring a business update followed by a live Q&A session.
•What: Video webcast featuring quarterly business update, Q4’24 and FY’24 financials, and live Q&A
•Date: Today, March 20, 2025

•Time: 5:00 p.m. EDT (2:00 p.m. PDT)
•Where: https://www.luminartech.com/quarterlyreview
A replay will be available following the conclusion of the webcast. For additional information or to be added to Luminar's investor distribution list, please visit us at https://investors.luminartech.com/ir-resources/email-alerts.
Footnote: [1] Various Luminar software capabilities are still in development and have not achieved "technology feasibility" or "production ready" status.
Contact Information
Investor Relations:
Aileen (Smith) McAdams
Investors@luminartech.com
Media Relations:
Milin Mehta
Press@luminartech.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aims,” “believe,” “may,” “will,” “estimate,” “set,” “continue,” “towards,” “anticipate,” “intend,” “expect,” “should,” “would,” “forward,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements include statements relating to the outlook for 2025 and expectations regarding the development and commercialization of Luminar Halo. Forward-looking statements are based on expectations and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including that next-generation sensors and software will be developed successfully or will accelerate automaker adoption, that new automaker agreements will develop successfully into product launches, that per unit sensor economics will be improved, and that cost reduction efforts, including efforts to reduce the cost of industrialization, will continue to result in improved operational and financial efficiency and eventual profitability. More information on these risks and other potential factors that could affect the Company’s business is included in the Company’s periodic filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s reports on Form 10-K and Form 10-Q, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC and subsequent reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements, which speak only as of the date they are made.
About Luminar
Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. For the past decade, Luminar has built an advanced hardware and software/AI platform to enable its various partners, ranging from Volvo Cars and Mercedes-Benz to NVIDIA and Mobileye, to develop and deploy the world's most advanced passenger vehicles. Following the launch of the Volvo EX90 as the first global production vehicle to standardize its technology, Luminar is poised to lead the industry in enabling next-generation safety and autonomous capabilities for global production vehicles. For more information please visit www.luminartech.com.